Exhibit 10.15

            Office Purchase and Assumption Agreement

                         by and between

                       Bank One Wisconsin
      111 East Wisconsin Ave., Milwaukee, Wisconsin  53202

                               and
                    Wisconsin Community Bank
         580 N. Main St., Cottage Grove, Wisconsin 53527




            Dated as of the 9TH day of February, 1999

TABLE OF CONTENTS
Page
1.     PURCHASE AND ASSUMPTION
1.1    Purchase and Sale of Assets
1.2    Transfer of Assets
1.3    Acceptance and Assumption
1.4    Payment of Funds
2.     CONDUCT OF THE PARTIES PRIOR TO CLOSING
2.1    Covenants of BANK ONE
2.2    Covenants of BUYER
2.3    Covenants of All Parties
3.     REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of BANK ONE
3.2    Representations and Warranties of BUYER
4.     ACTIONS RESPECTING EMPLOYEES AND PENSIONS AND EMPLOYEE
BENEFIT PLANS
4.1    Employment of Employees
4.2    Terms and Conditions of Employment
4.3    Compliance with Law
4.4    Actions to be Taken by BANK ONE
5.     CONDITIONS PRECEDENT TO CLOSING
5.1    Conditions to BANK ONE's Obligations
5.2    Conditions to BUYER's Obligations
5.3    Non-Satisfactions of Conditions Precedent
5.4    Waivers of Conditions Precedent
6.     CLOSING
6.1    Closing and Closing Date
6.2    BANK ONE's Actions at Closing
6.3    BUYER's Actions at the Closing
6.4    Methods of Payment
6.5    Availability of Closing Documents
6.6    Effectiveness of Closing
7.     CERTAIN TRANSITIONAL MATTERS
7.1    Transitional Action by BUYER
7.2    Transitional Actions by BANK ONE
7.3    Overdrafts and Transitional Action
7.4    ATMs and Debit Cards
7.5    Environmental Matters
7.6    Effect of Transitional Action
8.     GENERAL COVENANTS AND INDEMNIFICATION
8.1    Confidentiality Obligations of BUYER
8.2    Confidentiality Obligations of BANK ONE
8.3    Indemnification by BANK ONE
8.4    Indemnification by BUYER
8.5    Solicitation of Customers by BUYER Prior to Closing
8.6    Solicitation of Customers by BANK ONE After the Closing
8.7    Further Assurances
8.8    Operation of the Offices
8.9    Information After Closing
8.10   Individual Retirement Accounts
8.11   Covenant Not to Compete
8.12   Non-solicitation of Employees
9.     TERMINATION
9.1    Termination by Mutual Agreement
9.2    Termination by BANK ONE
9.3    Termination by BUYER
9.4    Effect of Termination
10.    MISCELLANEOUS PROVISIONS 10.1    Expenses
10.2   Certificates
10.3   Termination of Representations and Warranties
10.4   Waivers
10.5   Notices
10.6   Parties in Interest:Assignment; Amendment
10.7   Headings
10.8   Terminology
10.9   Flexible Structure
10.10  Press Releases
10.11  Entire Agreement
10.12  Governing Law
10.13  Counterparts
10.14  Tax Matters
10.15  Good Faith Deposit
10.16  Interim Transactions

SIGNATURES


SCHEDULES: (Schedules are not included in this filing)
Schedule A  -  Description of Owned Real Estate
Schedule B  -  Description of Leased Real Estate and Third Party
Lease
Schedule C  -  Furniture, Fixtures and Equipment
Schedule D  -  Assumed Contracts
Schedule E  -  List of Leases, Safekeeping Items and Agreements
Schedule F  -  Form of Assignment and Assumption of Lease and
Estoppel Certificate
Schedule G  -  RESERVED
Schedule H  -  RESERVED
Schedule I  -  Form of Certification of BUYER
Schedule J  -  Form of Opinion of Counsel for BUYER
Schedule K  -  Form of Certification of BANK ONE
Schedule L  -  Form of Opinion of Counsel for BANK ONE
Schedule M  -  Form of Assignment of Office Loans, Notes,
Agreements and Pledge
Schedule N  -  Form of Instrument of Assumption
Schedule O - Form of Assignment, Transfer and Appointment of Successor Custodian for IRAs
Schedule P  -  Form of Preliminary Closing Statement
Schedule Q  -  Form of Final Settlement Statement
Schedule R  - Listing of Employees of Offices
Schedule S  -  Put Provisions for Office Loans


            OFFICE PURCHASE AND ASSUMPTION AGREEMENT

This Office Purchase and Assumption Agreement (the "Agreement" herein), made and entered into this 9TH day of February, 1999, by and between Wisconsin Community Bank , a Wisconsin banking corporation with its principal office at 580 N. Main St., Cottage Grove, Wisconsin ( the "BUYER" herein) and Bank One Wisconsin, a Wisconsin banking corporation with its principal office at 111 East Wisconsin Ave., Milwaukee, Wisconsin 53202 ("BANK ONE" herein).

WHEREAS, BUYER desires to purchase and assume from BANK ONE, and BANK ONE desires to sell and assign to BUYER, certain assets and liabilities associated with offices of BANK ONE as hereinafter described;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BUYER and BANK ONE hereby agree as follows:

1.   PURCHASE AND ASSUMPTION.

      1.1 Purchase and Sale of Assets. At the Closing, as defined in Section 6.1 hereof (the "Closing"), BUYER shall purchase and acquire, and BANK ONE shall sell and assign, the real estate and other assets described in Section 1.2 hereof (collectively, the "Assets") all of which are used in and/or relate to business conducted by BANK ONE at its branch offices known as and located at the sites described in Schedules A and B attached hereto and incorporated herein by reference, pursuant to the terms and conditions set forth herein and subject to exceptions, if any, set forth herein. The foregoing offices are hereinafter sometimes collectively referred to as the "Offices" and each, individually, sometimes as an "Office." The transactions contemplated by this Agreement and the purchase of assets and assumption of liabilities provided for herein is sometimes referred to herein as the "Acquisition." Except as otherwise expressly provided herein, the sale of the Assets is without warranty or guarantee, express or implied, on an "as-is, where-is" basis, and without recourse. Except as otherwise expressly provided herein, the Assets are sold without any representation or warranty whatsoever by BANK ONE.

     1.2 Transfer of Assets. Subject to the terms and conditions of this Agreement, BANK ONE shall assign, transfer, convey and deliver to BUYER, on and as of the Closing on the Closing Date, as defined in Section 6.1 hereof, the Assets, which shall include the following:

          (a) Owned Real Estate. All of BANK ONE's right, title and interest in and to the real estate described in attached Schedule A on which an Office is situated, together with all of BANK ONE's rights in and to all improvements thereon; and all easements rights, privileges and appurtenances associated therewith (the "Owned Real Estate"). Schedule A shall specifically identify the Owned Real Estate by street address, legal description and/or tax parcel number; and shall not be deemed to include any adjacent properties unless clearly set forth in Schedule A at the time of execution of this Agreement.);

          (b) Leased Real Estate. A good and valid leasehold estate in the real estate described in attached Schedule B and created by certain lease agreement(s) (individually and collectively the "Third Party Lease") relating to the referenced Offices (the "Leased Real Estate"), specifically identified by street address, legal description and/or tax parcel numbers in Schedule B attached hereto and incorporated herein by reference;

          (c) Furniture and Equipment. All of BANK ONE's right, title and interest in and to the furniture, fixtures and equipment located at the Offices as of the Closing Date (the "Fixed Assets"), a preliminary listing of which is contained in Schedule C attached hereto and incorporated herein by reference, specifically excluding, among other items, teller calculators and other teller and platform equipment and systems, CRTs, controllers and printers, signs and stands, printed supplies and documents and other materials bearing any BANK ONE or affiliate name and/or logo, network communications equipment and related devices, any artwork, ATM surrounds, and marketing fixtures. A final listing of specific items included in the Fixed Assets will be provided to BUYER prior to the Closing.

          (d) Safe Deposit Business. All right, title and interest of BANK ONE in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in
Section 1.3(c)(ii) hereof) conducted at the Offices as of the close of business on the Closing Date;

          (e) Cash on Hand. All cash on hand at the Offices as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers' cash;

          (f) Prepaid Expenses. All prepaid expenses recorded or otherwise reflected on the books of BANK ONE as at October 31, 1998, or incurred in the ordinary course of business thereafter, as being attributable to the Offices as of the close of business on the day immediately preceding the Closing Date, but only to the extent attributable to the Assets sold, assigned or transferred to BUYER by BANK ONE pursuant to this Agreement and only to the extent arising by reason of BUYER's use or ownership of such Assets after the close of business on the Closing Date. Any and all prepaid expenses incurred by BANK ONE with respect to the Offices subsequent to October 31, 1998, shall be subject to the prior written consent of BUYER;

          (g) Office Loans. All right, title and interest in and to all those loans and/or letters of credit which, as of the close of business on the Closing Date, are (i) secured in whole or in part by Deposit Accounts (as hereinafter defined) attributable to an Office (the "Deposit Account Loans"), (ii) commercial or other loans or letters of credit attributable to an Office (if any, the "Other Loans") or (iii) automatically created as the result of an overdraft of a Deposit Account pursuant to an overdraft protection program offered by BANK ONE (except for those overdraft protection loans which are charged to credit card accounts not transferred to the BUYER hereunder, the "Overdraft Loans"). The Deposit Account Loans, Other Loans, and Overdraft Loans sold and assigned to BUYER hereunder will be identified as of the Closing Date and listed in Schedule H attached hereto and incorporated herein by reference (hereinafter referred to individually and collectively as the "Office Loans"). Transfer of the Office Loans will be subject to the terms and conditions set forth in Schedule S attached hereto and incorporated herein by reference. Except as otherwise expressly provided herein, the transfer of the Office Loans will be made without recourse, without any representation, warranty, or guarantee of any kind, express or implied, and without any reserve for loan losses;

          (h) Records of the Offices. All records and documents related to the Assets transferred or liabilities assumed by BUYER as may exist and are available and maintained at the Offices (in whatever form or medium then maintained by BANK ONE) including, but not limited to, those relating to (i) the Deposit Accounts and (ii) the promissory notes and documents and instruments evidencing the Liens ( as defined in Schedule S annexed hereto and made a part hereof) relating to the Office Loans; and(i) Contracts or Agreements. All of BANK ONE's right, title and interest in and to the maintenance and service agreements related to the Offices, as listed on Schedule D annexed hereto and made a part hereof (the "Assumed Contracts"), provided the same are assignable without cost to BANK ONE.

     1.3 Acceptance and Assumption. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, BUYER shall:

          (a) Assets. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to BUYER by BANK
ONE pursuant to this Agreement, including those identified in
Section 1.2 above.

          (b) Deposit Liabilities. Assume and thereafter discharge, pay in full and perform all of BANK ONE's obligations and duties relating to the "Deposit Liabilities" (as hereinafter defined). The term "Deposit Liabilities" is defined herein as all of BANK ONE's obligations, duties and liabilities of every type and character relating to all deposit accounts, other than
(i) KEOGH accounts and (ii) deposit accounts securing any loan of BANK ONE which is not an Office Loan, for which BUYER assumes no liability, which, as reflected on the books of BANK ONE as of the close of business on the Closing Date, are attributable to the Offices. The deposit accounts referred to in the immediately preceding sentence (hereinafter the "Deposit Accounts") include, without limitation, passbook, statement savings, checking, Money Market, and NOW accounts, Individual Retirement Accounts for which BANK ONE has not received, on or before the Closing Date, the written advice from the account holder of such account holder's objection or failure to accept BUYER as successor custodian ("IRA's") and certificates of deposit. The "obligations, duties and liabilities" referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms and the duty to supply all applicable reporting forms for periods following the Closing Date including, without limitation, IRS Form 1099 reports relating to the Deposit Accounts to be filed and provided after the Closing Date relating to interest accrued after the Closing Date. With regard to each IRA included within the Deposit Accounts, BUYER shall also assume the appropriate plan pertaining thereto and the trustee or custodial arrangement in connection therewith.

          (c) Liabilities Under Leases/Safe Deposit Business. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of BANK ONE arising after the Closing Date with respect to:

               (i) all leases listed on Schedules B and E to this Agreement (including safe deposit leases if any) and sold, assigned or transferred to BUYER by BANK ONE pursuant to this Agreement;

               (ii) the safe deposit business of the Offices including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefor in advance to BANK ONE, subject to the agreed allocation of such rents, which allocation shall be satisfied in full by BANK ONE paying to BUYER, in the manner specified in Section 6.4 hereof, the amount of rental payment received by BANK ONE for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements relating to such boxes; and

               (iii) all safekeeping items and agreements listed on Schedule E to this Agreement and delivered to BUYER by BANK ONE pursuant to this Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to BUYER by BANK ONE hereunder.

          (d) Other Liabilities. Fully and timely perform and discharge, as the same may be or become due, the Assumed Contracts, the Third Party Lease for the Leased Real Estate, obligations pertaining to the Office Loans, and all additional liabilities, obligations and deferred expenses of BANK ONE as of the date of this Agreement, which are reflected on the books of BANK ONE as being attributable to an Office as of the close of business on the Closing Date but only to the extent attributable to the Assets sold, assigned or transferred to BUYER by BANK ONE pursuant to this Agreement and only to the extent arising by reason of BUYER's use or ownership of such Assets after the close of business on the Closing Date. No additional material liabilities and obligations of BANK ONE incurred subsequent to the date of this Agreement shall be assumed by BUYER unless the prior written consent of BUYER has been obtained prior to the incursion of the material liability or obligation by BANK ONE.

          (e) Other Obligations. Fully and timely perform its obligations relative to employees of the Offices, if any, as set forth hereinafter.

     1.4 Payment of Funds. Subject to the terms and conditions hereof, at the Closing:

          (a) Consideration. In consideration of BUYER's assumption of the Deposit Liabilities and its other agreements herein, BANK ONE shall make available and transfer to BUYER, in the manner specified in Section 6.4 hereof, funds equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the Closing Date) plus the deferred expenses identified in
Section 1.3(d) hereof prorated as of the close of business on the Closing Date less an amount equal to the sum of:

       The amount of cash on hand at the Offices transferred to BUYER as of the close of business on the Closing Date; and

               (i)    the net aggregate book value of the
Offices, valued as of the last day of the month ending immediately prior to the month in which the Closing Date occurs;
and

               (ii)   the net aggregate book value of the
furniture, fixtures and equipment being transferred to BUYER, valued as of the last day of the month ending immediately prior to the month in which the Closing Date occurs; and

               (iii) 11.13% of the aggregate "Core Deposits" (as hereinafter defined) of the Offices as of the close of business on the Closing Date. The term "Core Deposits" shall mean the aggregate balance of all Deposit Liabilities of the Offices (which aggregate balance shall include all interest accrued on such Deposit Liabilities as of the close of business on the Closing Date, whether or not such interest is actually posted to the account on the Closing Date). The amount calculated as set forth herein as of the close of business on the Closing Date is hereinafter called the "Acquisition Consideration;" and

               (iv) the amount of prepaid expenses described in Section 1.2(f) of this Agreement, prorated as of the close of business on the day immediately preceding the Closing Date; and

               (v) the book value of the Office Loans together with accrued and unpaid interest thereon and any and all late fees and other fees relating thereto computed as of the close of business on the Closing Date; and

               (vi) the sum of $10,000.00 for each ATM or CBCT located at the Offices; and

               (vii)  reimbursement for training expenses as
provided in Section 7.2(c) herein.

In the event that the sum of items (i) through (vii) above should be in excess of the aggregate amount to be transferred by BANK ONE pursuant to the first paragraph of this Section 1.4(a), the full amount of such excess shall constitute an amount due from BUYER to BANK ONE, and shall be paid to BANK ONE at the Closing in the manner specified in Section 6.4 hereof. The parties shall execute a Preliminary Settlement Statement at the Closing and a Final Settlement Statement post-closing in accordance with section 6.4 herein, in substantially the same form as set forth in Schedules P and Q attached hereto and incorporated herein.

          (b) Reimbursement and Proration of Certain Expenses. All other expenses (i) due and payable at times after the Closing Date for periods prior to the close of business on the Closing Date or (ii) paid prior to the close of business on the Closing Date for periods following the Closing Date, including the prepaid expenses described in Section 1.2(f) hereof and deferred expenses described in Section 1.3(d) hereof, including without limitation, real estate taxes and assessments which are a lien but not yet due and payable, utility payments, payments due on leases assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Offices shall be prorated between BANK ONE and BUYER as of the close of business on the day immediately preceding the Closing Date, provided, however, that all real estate taxes and assessments, to the extent payable by Seller and/or Buyer, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. Any security deposits relating to the Leased Real Estate shall be credited to the Seller at Closing. With respect to premiums paid to the FDIC for deposit insurance for the Deposit Liabilities, it shall be assumed that all the Deposit Liabilities are insured under the Bank Insurance Fund; the proration of FDIC insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which BANK ONE has prepaid premiums to the FDIC but during which BUYER has held or will hold the Deposit Liabilities. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.4 hereof.

          (c) Expenses Relating to Real Property and other Assets. The transfer (or conveyance) fees relating to the Owned Real Estate and the costs, fees and expenses of all title commitments, title guaranties and title examinations relating to the procurement of the Title Commitments related to the Owned Real Estate and the Leased Real Estate referred to in Sections 2.1(b) and 5.2(g) herein, shall be allocated to, and shall be borne, solely and exclusively by BANK ONE. The costs, fees and expenses relating to the premiums, including any endorsements for extended coverage, for all title insurance policies (net of the costs of all title commitments, guaranties and examinations), recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of BANK ONE's interest in the Leased Real Estate including, but not limited to, any conveyance fees, taxes, recording costs and other similar fees and expenses relating to the sale and transfer of any other Assets, shall be allocated to, and shall be borne, solely and exclusively, by BUYER. To the extent BUYER requests BANK ONE or its attorneys to seek certain title endorsements or removal of exceptions noted on the title commitments, BUYER shall reimburse BANK ONE at Closing for its attorney fees related thereto. In no event shall BANK ONE be required to undertake any negotiations with the title insurance companies for any matters that relate to the scope of title insurance coverage or the Permitted Exceptions. BANK ONE shall reimburse BUYER at the Closing for all the costs, fees and expenses allocated to BANK ONE pursuant to this Section 1.4(c) but paid by BUYER, and BUYER shall reimburse BANK ONE at the Closing for all of the costs, fees and expenses allocated to BUYER pursuant to this Section 1.4(c) but paid by BANK ONE in the manner specified in Section 6.4 herein. If this transaction does not close by virtue of a breach of this Agreement, the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its expenses as set forth herein. If this transaction does not close for any other reason, each party shall reimburse the other party upon termination of this Agreement for such party's share of expenses so that each party shall pay the same share of expenses as it would have paid at Closing.

          (d) Insurance Premium Refunds. With respect to the Insured Office Loans as defined in Section 7.2(j) herein, BANK ONE shall provide a credit to BUYER in a sum equal to 10.5% of the unearned premiums relating to the Insured Office Loans to compensate BUYER, in advance, for estimated refunds otherwise payable to BANK ONE in conjunction with future payoffs of such Insured Office Loans prior to maturity (the "Premium Settlement Payment" herein). Such Premium Settlement Payment shall be calculated as of the Closing Date and shall appear as a credit to BUYER in the Final Settlement Statement referenced in Section.6.4 herein.

2.   CONDUCT OF THE PARTIES PRIOR TO CLOSING.

     2.1  Covenants of BANK ONE.  BANK ONE hereby covenants to
BUYER that, from the date hereof until the Closing, it will do or cause the following to occur:

          (a) Operation of the Offices. BANK ONE shall continue to operate the Offices in a manner substantially equivalent to that manner and system of operation employed immediately prior to the date of this Agreement; provided, however, that it is contemplated by the parties that, prior to Closing, BANK ONE will be terminating certain programs which are currently in effect which allow depositors to access Deposit Accounts through electronic means.

Notwithstanding the foregoing and except as may be required to obtain the required authorizations referred to in Section 2.3 of this Agreement, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, BANK ONE shall not, without the prior consent of BUYER, which consent shall not be unreasonably withheld:

               (i) cause any Office to engage or participate in any material transaction or incur or sustain any obligation which, in the aggregate, is material to its business, condition or operations except in the ordinary course of business;

               (ii) cause any Office to transfer to BANK ONE's other operations any material amount of Assets, except for
(a) supplies, if any, which have unique function in the business of BANK ONE and its affiliates and ordinarily would not be useful to BUYER, (b) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (c) signs, or those parts thereof, bearing the BANK ONE or affiliate name and/or logo or that of a BANK ONE contractor;

               (iii) cause the Offices to transfer to BANK ONE's other operations any deposits other than deposits securing loans made by BANK ONE which are not Office Loans and deposits owned in whole or in part by employees of BANK ONE or its affiliates who are not Transferred Employees as defined in Section 4.1 of this Agreement, except in the ordinary course of business at the unsolicited request of depositors or cause any of BANK ONE's other operations to transfer to the Offices any deposits, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that BANK ONE shall be permitted to make such transfers of any deposits to or from the Offices as are in the normal course of business and do not violate the foregoing restrictions;

               (iv) invest in any Fixed Assets on behalf of any Office, except for commitments made on or before the date of this Agreement which are disclosed to BUYER on Schedule C of this Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of Office business;

               (v) enter into or amend any continuing contract (other than Deposit Liabilities, Office Loans, and Safe Deposit agreements) relating to the Offices, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of Office business;

               (vi) hire (other than to replace a departing employee and/or to bring the number of employees at the Offices to normal staffing levels), transfer, reassign or terminate any employee of the Offices, increase the compensation of any employee of the Offices, or promote any of the employees of the Offices except pursuant to and consistent with customary BANK ONE procedures and policies; or

               (vii) make any material change to its customary policies for setting rates on deposits offered at the Offices.

          (b) Title Commitments for Real Estate. BANK ONE shall deliver to BUYER, at BANK ONE's expense, with respect to the Owned Real Estate and Leased Real Estate, no later than thirty
(30) days after the date of this Agreement, a commitment or commitments (the "Title Commitments") having an effective date as near as feasible to the date of delivery of such Title Commitments, from a title insurance company designated by BANK ONE and reasonably satisfactory to BUYER, to issue to BUYER as soon as practicable after the Closing Date, as applicable, an American Land Title Association (ALTA) owners (Form B, 1970, Rev
1984) and/or leasehold title insurance (1975 Form) policies having an effective date as of the Closing Date, covering the Owned Real Estate and the Leased Real Estate, in an amount equal to the most recently available certified tax assessed value for the Owned Real Estate and the amount of the leasehold interest, based on the remaining rental payments due under the balance of the remaining term of the lease, to be transferred to BUYER pursuant to the Third Party Leases, subject to the exceptions specified in the Title Commitments. If title to all or part of the Owned Real Estate or Lease Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction or encroachment other than the Permitted Exceptions as defined in Section 10.08(c) herein, then BUYER shall provide written notice thereof to BANK ONE. BANK ONE shall have thirty days after written notice thereof from BUYER, to elect to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment but, if BANK ONE does not, BUYER may elect to attempt to cure or remove such defect or encumbrance or other matter, for a period of thirty days thereafter. If such defect or encumbrance or other matter is not cured, then, in addition to any other rights which BUYER may have hereunder, BUYER shall have the right with respect to the relevant Office (i) to declare this Agreement terminated by written notice to BANK ONE, (ii) to negotiate, at BUYER'S cost, with the title company for certain endorsements to the standard insurance coverage to address any such defects or encumbrances, or (iii) to waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real Estate is being sold by BANK ONE to BUYER hereunder free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions, and the conveyance by Limited Warranty Deed to be delivered by BANK ONE pursuant hereto shall be subject only to the Permitted Exceptions. BANK ONE also shall execute and deliver to BUYER at the time of Closing such affidavits and other instruments, if any, as the title insurance company issuing the Title Commitments may require to delete the standard exceptions appearing as "Schedule B" items in a standard ALTA owners or leasehold owners title insurance policy, other than those which may only be deleted by a survey. BANK ONE also shall execute and deliver a so-called FIRPTA affidavit at Closing. BUYER shall obtain duly certified surveys for the Owned Real Estate and the Leased Real Estate with a metes and bounds legal description, depicting all easements, rights-of-way, set-back lines, and any encumbrances appearing on the title commitment, and BANK ONE hereby grants to BUYER and its surveyors, agents and contractors right of access to the Owned Real Estate and Leased Real Estate, with the prior consent of the landlord obtained by BUYER, for the purpose of performing the surveys. The cost of such surveys shall be shared equally by BANK ONE and BUYER at Closing. The legal descriptions contained in the surveys shall be used in the Limited Warranty Deeds to convey the Owned Real Estate and for title insurance for both the Owned Real Estate and the Leased Real Estate. BUYER shall obtain surveys within 15 days after the effective date of this Agreement and copies of the same shall be furnished to BANK ONE and the title companies.

          (c) Required Authorizations. BANK ONE shall obtain and procure all necessary internal corporate approvals and authorizations, if any, required by BANK ONE to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

          (d) Creation of Liens and Encumbrances. With respect to the Owned Real Estate, BANK ONE shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

          (e) Condemnation. If prior to Closing all or any portion of the Owned Real Estate or Leased Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then BANK ONE shall promptly notify BUYER thereof, and BUYER may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, or terminate this Agreement as to such Office and related assets and liabilities. If BUYER terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder as to such Office and related assets and liabilities.

          (f) Insurance Proceeds, Casualty and Condemnation Payments. BANK ONE shall maintain adequate insurance on all the Assets consisting of Owned Real Estate, Leased Real Estate and Fixed Assets. In the event of any damage, destruction or condemnation affecting such Assets between the date hereof and the time of the Closing, BANK ONE shall deliver to BUYER any insurance proceeds and other payments, to the extent of the applicable amount set forth in Section 1.4(a)(ii) or (iii) hereof with respect to Owned Real Estate and the replacement cost with respect to the Fixed Assets, as the case may be, received (or with respect to insurance proceeds, which would be received assuming BANK ONE's insurance policy had no deductible) by BANK ONE as a result thereof unless, in the case of damage or destruction, BANK ONE has repaired or replaced the damaged or destroyed property.

          (g) IRA Accounts. Not later than thirty days prior to the expected Closing Date, BANK ONE shall, at BANK ONE's expense, mail notice of BANK ONE's resignation as Custodian and the appointment of BUYER as the Successor Custodian, effective upon Closing, of each Individual Retirement Account maintained at the Offices. The notice shall include such other information that is mutually agreed upon by BANK ONE and BUYER.

          (h) Assignment of Leases. BANK ONE shall use its reasonable good faith efforts to obtain any written consent of any such landlord as shall be necessary for the effective assignment of the Third Party Lease and assumption thereof by BUYER as of the Closing Date. The assignment and assumption by BUYER of the Third Party Lease shall be substantially the form of Schedule F attached hereto and incorporated herein. In the event such necessary consent to assignments is not obtained or other arrangements satisfactory to BANK ONE made by ______ __, 199__, BANK ONE may, at its sole option, terminate its duties and obligations under this Agreement as to such Office and related assets and liabilities.

     2.2 Covenants of BUYER. BUYER hereby covenants to BANK ONE that, from the date hereof until the Closing, it will do or cause the following to occur:

          (a) Regulatory Applications. BUYER shall prepare and submit for filing, at no expense to BANK ONE, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of BUYER or any shareholder or affiliate of BUYER for the Acquisition to be consummated at the Closing as contemplated in
Section 6.01 herein and for BUYER to operate the Offices following the Closing. BUYER shall provide BANK ONE with a draft copy of each application, filing, registration, and notification for BANK ONE's approval prior to filing, which approval by BANK ONE will not be unreasonably withheld or delayed. Such applications will be submitted to BANK ONE in draft form within thirty (30) days from the date of this Agreement and filed by BUYER without delay following BANK ONE's approval of such applications; provided, however, that in no event will such applications be filed later than sixty (60) days from the date of this Agreement. Thereafter, BUYER shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing and for BUYER to operate the Offices following the Closing. BUYER shall deliver to BANK ONE evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). BUYER shall also deliver to BANK ONE a copy of each material notice, order, opinion and other item of correspondence received by BUYER from such federal and state authorities (except for any confidential portions thereof) and shall advise BANK ONE, at BANK ONE's request, of developments and progress with respect to such matters.

          (b) Required Authorizations. BUYER shall obtain and procure all necessary corporate and other approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

          (c) Satisfaction of Conditions. BUYER shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to BANK ONE's obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, BUYER shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

          (d) Cooperation Regarding Leased Real Estate. BUYER shall, at BANK ONE's request in connection with BANK ONE's obtaining the consents specified in Section 2.1(h), advise, in writing, the lessor of Leased Real Estate, of BUYER's intent to assume and comply with the terms of the Third Party Lease (as to matters arising from and after the Closing Date).

     2.3 Covenants of All Parties. BANK ONE hereby covenants to BUYER, and BUYER hereby covenants to BANK ONE that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

3.   REPRESENTATIONS AND WARRANTIES.

     3.1 Representations and Warranties of BANK ONE. BANK ONE represents and warrants to BUYER as follows:

          (a) Good Standing and Power of BANK ONE. BANK ONE is a national banking corporation duly organized, validly existing, and in good standing under the laws of the State of Wisconsin with corporate power to own its properties and to carry on its business as presently conducted. BANK ONE is an insured bank as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BANK ONE, and this Agreement is a valid and binding obligation of BANK ONE.

          (c) Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by BANK ONE and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of Articles of Incorporation or By-Laws of BANK ONE, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which BANK ONE is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or BANK ONE's ability to perform its obligations hereunder.

          (d) Title to Real Estate And Other Assets. Except for the Owned Real Estate and Leased Real Estate, BANK ONE or an affiliate is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Owned Real Estate, BANK ONE or an affiliate is the sole owner of a fee simple interest in, and has good and marketable title to, such Owned Real Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions and shall convey, or cause to be conveyed, such real estate to BUYER by delivery at the Closing of a limited warranty deed conveying such title subject only to the Permitted Exceptions. BANK ONE or an affiliate has a valid leasehold interest in the Leased Real Estate pursuant, and subject to, the Third Party Lease and has the use of the Leased Real Estate pursuant to the Third Party Lease, which will be assigned to BUYER by delivery of an assignment conveying such leasehold interest to BUYER at the Closing.

         (e) Zoning Variations. As of the date of this Agreement, BANK ONE has no knowledge of receipt of, or contemplation of any intent to provide, BANK ONE with any written notice from any governmental authority of any uncorrected violations of zoning and/or building codes relating to the Owned
Real Estate or Leased Real Estate.

          (f) Condemnation Proceedings. BANK ONE has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Offices.

          (g) Taxes. All federal, state and local payroll, withholding, property, sales, use and transfer taxes, if any, which are due and payable by BANK ONE relating to the Offices prior to the date of Closing shall be paid in full as of the Closing Date or BANK ONE shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by BANK ONE shall remain the property of BANK ONE.

          (h) Operations Lawful. To the knowledge of BANK ONE, the conduct of banking business at the Offices is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business.

          (i) Third-Party Claims. There are no actions, suits or proceedings, pending or, to BANK ONE's knowledge, threatened against or affecting BANK ONE which, if determined adversely to BANK ONE, could have a material adverse effect on the aggregate value of the banking business and Assets of the Offices.

          (j) Insurance. BANK ONE maintains such insurance on the Offices and the Fixed Assets to be purchased by or assigned to BUYER as may be required or as is customary in the business of banking.

          (k) Labor Relations. No employee located at any of the Offices is represented, for purposes of collective bargaining, by a labor organization of any type. BANK ONE has no knowledge of any efforts during the past three years to unionize or organize any employees at any Office, and no material claim related to employees at the Offices under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights of Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANK ONE's knowledge, threatened against or with respect to BANK ONE.

          (l) Governmental Notices. BANK ONE has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

          (m) Environmental. To the knowledge of BANK ONE, there are no actions, proceedings or investigations pending before any environmental regulatory body, federal or state court with respect to or threatened against or affecting BANK ONE in respect of any Office under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under the any federal, state, local or municipal environmental statute, ordinance or regulation in respect thereof and in connection with any release of any toxic or "hazardous substance," pollutant or contaminant into the "environment," nor, to the best knowledge of the executive officers of BANK ONE, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which BANK ONE is a plaintiff or complainant. To the knowledge of BANK ONE, BANK ONE is not responsible in any material respect under any applicable environmental law for any release by BANK ONE or for any release by an other "Person" at or in the vicinity of any Office of a hazardous or toxic substance, contaminant or pollutant caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is BANK ONE responsible for any material costs (as a result of the acts or omissions of BANK ONE, or, to the actual knowledge of the executive officers of BANK ONE, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over BANK ONE to prevent or minimize any actual or threatened release by BANK ONE on premises any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms as defined in all federal, state and local statutes, regulations or ordinances.

          (n) Access to Real Estate. To the knowledge of BANK ONE, no fact or condition exists which would result in the termination or impairment of access to the Owned Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services and sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Owned Real Estate are in full compliance with applicable governmental regulations.

          (o) Mechanic's Liens. BANK ONE has paid or will pay in full all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing as tenant of the Owned Real Estate and the Leased Real Estate, and no actual or potential mechanic's lien or other claims are outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing as tenant of said properties.

          (p) Deposit. Attached as Schedule G hereto is a true and accurate schedule of all Deposit Accounts (including individual retirement accounts) domiciled at the Offices, prepared as of a date within thirty (30) days prior to the date of this Agreement, listing by Office and by category the amount of all deposits and the interest rates and maturity dates associated with such deposits, and indicating the deposits that constitute Core Deposits.

          (q) Office Loans. Attached hereto as Schedule H is a true and accurate schedule of all Office Loans, including accrued and unpaid interest thereon and any and all late fees and other fees relating thereto, computed as of a date within thirty (30) days prior to the date of this Agreement, excluding, however, such Office Loans which are more than 60 days past due for payment of principal or interest.

          (r) Personal Property. Schedule C is a preliminary listing of Fixed Assets owned by BANK ONE and located at the Offices, which is subject to non-material change prior to the Closing Date. A final listing of Fixed Assets will be provided to BUYER by BANK ONE prior to the Closing Date.

          (s)  Assumed Contracts and Third Party Lease.
Schedule D is a true and accurate schedule of all Assumed
Contracts related to the Offices. Each Assumed Contract is valid and subsisting and in full force and effect in accordance with its terms.

          (t) FIRPTA. BANK ONE is not a "foreign person" within the meaning of the Internal Revenue Code 1445.

          (u) For purposes of this section 3.1, the "knowledge" of BANK ONE shall mean the actual knowledge of the President of BANK ONE.

     3.2 Representations and Warranties of BUYER. BUYER represents and warrants to BANK ONE as follows:

          (a) Good Standing and Power of BUYER. BUYER is a Wisconsin banking corporation duly organized, validly existing, and in good standing under the laws of the State of Wisconsin with corporate power to own its properties and to carry on its business as presently conducted. BUYER is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) Authorization of Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BUYER, and this Agreement is a valid and binding obligation of BUYER.

          (c) Effective Agreement. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by BUYER, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Association or By-Laws of BUYER, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which BUYER is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on BUYER's ability to perform its obligations hereunder.

4.   ACTIONS RESPECTING EMPLOYEES AND PENSIONS AND EMPLOYEE
BENEFIT PLANS.

     4.1  Employment of Employees.

          (a) BUYER shall extend offers of employment, as of the Closing Date, to such employees of the Offices listed in Schedule R as may be employed by BANK ONE at the Offices as of the Closing Date (including, without limitation, those employees who on the Closing Date are on family and medical leave, military leave, or personal or pregnancy leave and who elect to return to work not later than one (1) year following the Closing Date; individually and collectively the "Leave Employees" herein) for positions entailing responsibilities in effect at BANK ONE as of the Closing Date, and for a base salary not less than that paid by BANK ONE as of the Closing Date. Employees accepting employment with BUYER, including but not limited to the Leave Employees, are referred to herein individually and collectively as the "Transferred Employees". In the event that BUYER shall transfer (except in a comparable position and for comparable compensation to an office not more than 35 miles from the Office at which the Transferred Employee is employed as of the Closing Date, or at the request of the Transferred Employee), terminate employment of, or reduce the base salary of, a Transferred Employee (the "Terminated Employee") between the Closing Date and the date which is one (1) year from the Closing Date, other than for cause, BUYER shall pay to the Terminated Employee a sum equal to the greater of that which the Terminated Employee would have received on the date of such transfer, termination, or reduction in salary under the severance plan of BANK ONE applicable to the Terminated Employee as of the date hereof and set forth in Schedule R or the severance plan of BUYER otherwise applicable to the Terminated Employee as of the date of such transfer, termination, or reduction in base salary. Such payment shall be due and owing the Terminated Employee on the date of such transfer, termination, or reduction in salary. Nothing contained in this Agreement shall restrict or prohibit Buyer and any Transferred Employee from entering into an agreement satisfactory to both Buyer and the Transferred Employee providing for resolution of matters set forth in this section.

          (b) BANK ONE will cooperate with BUYER, to the extent reasonably requested and legally permissible, to provide BUYER with information about the employees of the Offices including, without limitation, providing BUYER with the personnel files of those employees of the Offices who provide BANK ONE with their written consent thereto, and a means to meet with the subject employees. BUYER hereby agrees to indemnify and to hold BANK ONE and its affiliates and its and their officers, directors, agents, and employees harmless from and against any and all liability, loss, cost, and expense, however arising, as a result of release of information and/or files concerning the referenced employees.

     4.2 Terms and Conditions of Employment. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by BUYER's policies, procedures, and programs; provided, however, that BUYER agrees that each Transferred Employee shall be provided employment subject to the following terms and conditions;

          (a) Base salary shall be at least equivalent to the rate of base salary paid by BANK ONE to such Transferred Employee as of the close of business on the day prior to the Closing Date.

          (b) Except as otherwise specifically provided herein, Transferred Employees shall be provided employee benefits that
are no less    favorable in the aggregate than those provided to
similarly situated employees of BUYER. BUYER shall provide such Transferred Employees with credit for the Transferred Employee's period of service with BANK ONE (including any service credited from predecessors by merger or acquisition to BANK ONE) towards the calculation of eligibility and vesting for such purposes as vacation, sick days, personal days, severance and other benefits, and participation and vesting in BUYER's qualified pension and/or profit sharing 401(k) plans, as such plans may exist (but not for purposes of funding of accrued pension or profit sharing plans for such Transferred Employees with respect to any period prior to the Closing Date).

          (c) Each Transferred Employee shall be eligible to participate in the medical, dental, or other welfare plans of BUYER, as such plans may exist, on and after the Closing Date, and any pre-existing conditions provisions of such plans shall be waived with respect to any such Transferred Employees.

          (d) With respect to any Transferred Employee who is also a Leave Employee, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the BUYER's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee, and, to the extent practicable, shall be offered by the BUYER the same or a substantially equivalent position to his or her position with BANK ONE prior to having gone on leave.

          (e) Except as provided herein, BANK ONE shall pay, discharge, and be responsible for (i) all salary and wages arising out of employment of the Transferred Employees through the Closing Date, and (ii) any employee benefits arising under BANK ONE's employee benefit plans and employee programs prior to the Closing Date (but not including sick days and personal days accrued but unused by the Transferred Employee through the Closing Date and medical benefits, if any, to Transferred Employees who retire after the Closing Date), including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date and benefits inuring to Leave Employees prior to any election by such Leave Employees to return to work with BUYER. From and after the Closing Date, BUYER shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Transferred Employees by BUYER from and after the Closing Date, including, without limitation, all claims for welfare benefits plans incurred on or after the Closing Date. Claims are incurred as of the date services are provided notwithstanding when the injury or illness may have occurred. To the extent permitted under BUYER's applicable 401(k) plan, BANK ONE and BUYER shall cooperate in arranging for the transfer to BUYER's 401(k) plan, as soon as practicable after the Closing Date and in a manner that satisfies sections 414(l) and 411(d)(6) of the Internal Revenue Code, as amended, of those accounts held under BANK ONE's 401(k) plan on behalf of Transferred Employees.

     4.3 Compliance with Law. BUYER agrees that it shall comply with any and all applicable requirements, if any, under the Worker Adjustment and Retraining Notification Act in connection with the transaction contemplated by this Agreement. BUYER hereby agrees to indemnify and to hold BANK ONE and its affiliates and its and their officers, directors, agents, and employees harmless from and against any and all liability, loss, cost, and expense, however arising, as a result of the failure of BUYER to comply with its obligations as set forth in this section.

     4.4  Actions to be Taken by BANK ONE.  BANK ONE covenants to
BUYER that it will do or cause the following to occur:

          (a) Solicitation of Transferred Employees. Except with the written consent of BUYER, for a period of twelve months following the Closing Date, BANK ONE will not directly solicit Transferred Employees as prospective officers or employees of BANK ONE; provided, however, that BANK ONE shall not be prohibited or restricted from hiring a Transferred Employee if such Transferred Employee contacts BANK ONE or an affiliate or the parent organization of BANK ONE to seek hiring or retention, whether in response to general advertising or otherwise, or if a Transferred Employee is terminated by BUYER.

          (b) Employee Benefit Programs. BANK ONE's obligations to employees of the Offices, including Transferred Employees, will be as set forth in established policies of BANK ONE CORPORATION and/or BANK ONE, and BANK ONE shall continue its employee benefit programs in full force and effect as benefit programs for Transferred Employees through the Closing Date. After the Closing, BANK ONE shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date. BUYER shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of BANK ONE, except with respect to eligibility and vesting as set forth in Section 4.02, above.

          (c) Employees of the Offices. BANK ONE shall not, without BUYER's prior written consent (i) increase the aggregate full-time equivalent size of the work force at the Offices above the aggregate normal staffing levels designated by BANK ONE for the Offices at the date hereof, (ii) terminate any Transferred Employee prior to the Closing Date, unless such person is terminated for cause as determined at the sole discretion of BANK ONE or otherwise pursuant to existing BANK ONE policies or procedures, or (iii) increase the compensation of any Transferred Employee except pursuant to existing BANK ONE policies and procedures.

     The obligations of BANK ONE and BUYER pursuant to this
Section 4.1 through 4.4 shall survive the Closing.

5.   CONDITIONS PRECEDENT TO CLOSING.

     5.1 Conditions to BANK ONE's Obligations. The obligations of BANK ONE to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BANK ONE to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) Corporate Action. The Board of Directors of BUYER shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition and BUYER shall have furnished BANK ONE with a certified copy of each such resolution adopted by the Board of Directors of BUYER evidencing the same.

          (c)  Representations and Warranties.  The
representations and warranties of BUYER set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and BUYER shall have delivered to BANK ONE a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

          (d) Covenants. Each and all of the covenants and agreements of BUYER to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by BUYER, or waived by BANK ONE, and BUYER shall have delivered to BANK ONE a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

          (e) No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BANK ONE, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions; and BANK ONE shall have been furnished with a Certificate, substantially in the form as specified in Schedule I to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or an Executive Vice President and Secretary or Assistant Secretary of BUYER, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.

          (f) Opinion of Counsel. BUYER shall have delivered to BANK ONE an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to BANK ONE and its counsel, in form and substance reasonably satisfactory to BANK ONE and its counsel, to the effect specified in Schedule J to this Agreement.

          (g) Receipt of Consents of Third Parties. BANK ONE shall have received, in form and substance satisfactory to BANK ONE, any and all consents, approvals or waivers of third parties as BANK ONE, in its sole discretion, may deem necessary or appropriate to enable it to consummate the transactions contemplated by this Agreement without additional cost, expense, or liability to BANK ONE or its affiliates.

     5.2  Conditions to BUYER's Obligations.  The obligations of
BUYER to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BUYER to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Offices by BUYER shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) Corporate Action. The Board of Directors of BANK ONE shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and BANK ONE shall have furnished BUYER with a certified copy of each such resolution adopted by the Board of Directors of BANK ONE evidencing the same.

          (c)  Representations and Warranties.  The
representations and warranties of BANK ONE set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and BANK ONE shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement.

          (d) Covenants. Each and all of the covenants and agreements of BANK ONE to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by BANK ONE, or waived by BUYER, and BANK ONE shall have delivered to BUYER a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule K to this Agreement.

          (e) No Proceedings or Prohibitions. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BUYER, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and BUYER shall have been furnished with a Certificate, in substantially the form specified in Schedule K to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or Assistant Secretary of BANK ONE, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.

          (f) Opinion of Counsel. BANK ONE shall have delivered to BUYER an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to BUYER and its counsel, in form and substance reasonably satisfactory to BUYER and its counsel, to the effect specified in Schedule L to this Agreement.

          (g) Real Property. The Title Commitment (as defined in Section 2.1(b) herein) shall have been delivered to BUYER, and updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment and any other Permitted Exceptions.

          (h) Fixed Assets. There shall have been no material alteration in or adjustment to the Fixed Assets. For purposes of this subsection (h), it will not be considered to be a material alteration or adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by
Section 2.1(f) herein and BANK ONE complies with said
Section 2.1(f), (ii) BANK ONE makes additions to the Fixed Assets with the prior written consent of BUYER or (iii) BANK ONE makes additions to the Fixed Assets without BUYER's consent in order to correct emergency situations which are threatening to impair BANK ONE's operations at an Office.

     5.3 Non-Satisfactions of Conditions Precedent. The non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.

     5.4 Waivers of Conditions Precedent. The conditions specified in Sections 5.1 and 5.2 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by BUYER and BANK ONE at or prior to the Closing.

6.   CLOSING.

     6.1 Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") at such location as shall be mutually agreed upon by BUYER and BANK ONE, on a date to be mutually agreed upon by BUYER and BANK ONE which date is after all required regulatory approvals have been obtained and all applicable regulatory waiting periods associated therewith have expired. The precise date on which the Closing shall occur (the "Closing Date") shall be confirmed by the parties in writing not less than five (5) days after receiving all required regulatory approvals.

     6.2 BANK ONE's Actions at Closing. At the Closing (unless another time is specifically stated in Section 6.4 hereof), BANK
ONE shall, with respect to the Offices:

          (a) deliver to BUYER at the Offices such of the Assets purchased hereunder as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business, if any, of the Offices; and

          (b) execute, acknowledge and deliver to BUYER all such limited warranty deeds (qualified, as necessary, to reflect all Permitted Exceptions), endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment, and transfer of the Assets sold or assigned to BUYER hereunder and such other documents as the title company may reasonably require; the originals of all blueprints, construction plans, specifications and plat relating to the Owned Real Estate, which are now in BANK ONE's possession or which BANK ONE has reasonable access to; and such other documents or instruments as may be reasonably required by BUYER, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing ;

          (c) execute, acknowledge and deliver to BUYER a duly executed and recordable assignment to BUYER of the Third Party Lease and a consent to assignment from the landlord of the Third Party Lease all in substantially the form as set forth in Schedule F attached hereto and incorporated herein by reference;

          (d) assign, transfer, and make available to BUYER such of the following records as exist and are available and maintained at the Offices (in whatever form or medium then maintained by BANK ONE) pertaining to the Deposit Liabilities and Office Loans:

               (i) signature cards and IRA plan and account documents (which will be provided on separate CD-ROMs and delivered directly to BUYER from SELLER's image storage vendor. BUYER shall contract directly with such vendor, at BUYER's expense, to obtain paper copies of electronically stored documents); and

               (ii) other orders, contracts, and agreements between BANK ONE and depositors of the Offices and borrowers with respect to Office Loans, and records of similar character (which may be provided, at the option of BANK ONE, in electronic format on CD-ROM or otherwise) excepting, specifically; a) W8, and W9 forms which BUYER may obtain from customers, b) internally generated CTR forms, and c) retail loan credit information (for which no paper-based documents are maintained by BANK ONE); and

               (iii)  a trial balance listing of records of
account.

          (e) assign, transfer, and deliver to BUYER such safe deposit and safekeeping files and records (in whatever form or medium then maintained by BANK ONE) pertaining to the safe deposit business of the Offices transferred to BUYER hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Offices, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Offices for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same); and

          (f) make available and transfer to BUYER on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to BUYER pursuant to the terms of this Agreement; and

          (g) execute, acknowledge and deliver to BUYER all Certificates and other documents required to be delivered to BUYER by BANK ONE at the Closing pursuant to the terms of this Agreement; and

          (h) assign by endorsement substantially in a form as provided in Schedule M attached hereto, transfer and deliver to BUYER the contract, promissory note or other evidence of indebtedness related to the Office Loans together with the loan file and records (in whatever form or medium then maintained by BANK ONE) pertaining to such Office Loans; and

          (i) assign to BUYER all BANK ONE's rights in and to the Assumed Contracts which are assignable and which constitute part of the Assets.

     6.3 BUYER's Actions at the Closing. At the Closing (unless another time is specifically stated in Section 6.4 hereof), BUYER shall, with respect to the Offices:

          (a) execute, acknowledge, and deliver to BANK ONE, to evidence the assumption of the liabilities and obligations of BANK ONE by BUYER hereunder, an instrument of assumption in the form set forth in Schedule N to this Agreement, and BANK ONE shall then accept, execute, and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;

          (b) receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to BUYER by BANK ONE hereunder and BUYER shall be responsible for coordinating with the title companies to effectuate the recording of limited warranty deeds on or after Closing and securing GAP insurance coverage in the event the limited warranty deeds are recorded post-closing, at BUYER'S sole cost and expense; and

          (c) execute and deliver to BANK ONE such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to BUYER hereunder as BANK ONE may reasonably have requested at or before the Closing;

          (d) pay to BANK ONE on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to BANK ONE at the Closing pursuant to the terms of this Agreement;

          (e) execute, acknowledge and deliver to BANK ONE all Certificates and other documents required to be delivered to BANK
ONE by BUYER at the Closing pursuant to the terms hereof;

          (f) execute, acknowledge and deliver to BANK ONE an agreement wherein BUYER assumes obligations with respect to the Third Party Lease and Assumed Contracts and the IRA's for all periods following the Closing Date with respect thereto; and

          (g) execute, acknowledge and deliver the Letter of Credit Indemnity Agreement, pertaining to letters of credit included in the Office Loans, in the form as attached to Schedule
S herein.

     6.4 Methods of Payment. Subject to the adjustment procedures set forth in this Section 6.4, the transfer of the funds, if any, due to BUYER or to BANK ONE, as the case may be, as set forth pursuant to the terms of Section 1.4(a) hereof, shall be made on the Closing Date in immediately available United States Federal Funds. At least two business days prior to the Closing, BANK ONE and BUYER shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date, pursuant to Section 1.4(a) hereof, shall be computed based upon (a) the aggregate book value plus accrued interest of the Office Loans as of the close of business on a day to be agreed between the parties, not more than seven (7) business days preceding the Closing Date, (b) cash on hand at the Offices as of the close of business on a day to be agreed between the parties, not more than seven (7) business days preceding the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts and Individual Retirement Accounts which have become IRAs as a result of the written appointment of BUYER as the successor custodian and the failure of the account holders to object to such appointment) as of the close of business on a day to be agreed between the parties, not more than seven (7) business days preceding the Closing Date, and the parties shall execute a Preliminary Closing Statement in substantially the form set forth in Schedule P attached. Furthermore, within ten (10) business days after the Closing, the parties shall make appropriate post closing adjustments, consistent with the provisions of Section
1.4 hereof, based upon actual Deposit Accounts as of the Closing Date, Office Loans as of the Closing Date, and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected in the Preliminary Closing Statement, and shall execute the Final Settlement Statement in substantially the form set forth in Schedule Q attached. In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual amounts and calculations as soon as possible after the Closing.

     6.5 Availability of Closing Documents. The documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, Ohio time, on the tenth Business Day prior to the Closing Date.

     6.6 Effectiveness of Closing. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.4, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred.

7.   CERTAIN TRANSITIONAL MATTERS.

     7.1 Transitional Action by BUYER. After the Closing, unless another time is otherwise indicated:

          (a) BUYER shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to BUYER by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by BUYER hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by BUYER or BANK ONE; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of BANK ONE with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by BUYER hereunder; provided, however, that any obligations of BUYER pursuant to this
Section 7.1 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by BANK ONE and carrying its imprint (including its name and transit routing number) shall not apply to any checks, drafts, withdrawal orders, or returned items (i) presented to BUYER more than one hundred eighty (180) days following the Closing Date, or (ii) on which a stop payment has been requested by the deposit customer. BUYER shall submit and file any required reports on IRS Form 1099 with respect to interest accrued on Deposit Liabilities after the Closing Date. The provisions of this subsection 7.1(a) shall in no way limit BUYER's duties or obligations arising under
Section 1.3(b) hereof.

          (b) BUYER shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than ten days prior to the Closing Date, notify all depositors of the Offices by letter, acceptable to BANK ONE, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of BUYER's pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain BANK ONE deposit-related services and/or BANK ONE's debit card and automatic teller machine services impacted by the transactions contemplated by this Agreement, will be terminated. As an enclosure to such notices, BUYER may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by BUYER and the conversion of said accounts to BUYER accounts, including the provision of checks to appropriate depositors using the forms of BUYER with instructions to such depositors to utilize such BUYER checks on and after the Closing Date and thereafter to destroy any unused checks on BANK ONE's forms. The expenses of the printing, processing and mailing of such letter notices and providing new BUYER checks and other forms and written materials to appropriate customers shall be borne by BUYER. Before Closing, except as provided in this paragraph, BUYER will not contact BANK ONE's customers except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction. Anything to the contrary herein notwithstanding, BUYER shall provide, at no cost to BANK ONE, any and all notices, communications, and filings which may be required by law, regulation, or otherwise, relating to any changes in terms and other matters relating to the Deposit Accounts and the Office Loans occurring subsequent to the Closing Date. Any and all such notices, communications, and filings which may be required to be provided prior to the Closing Date shall be submitted on a timely basis for review by BANK ONE and shall be subject to the written approval of BANK ONE prior to delivery to any third party. BUYER shall provide, at its sole cost and expense and at no cost or expense to BANK ONE, that any and all customer and other notices, communications, and filings provided by BUYER hereunder, including the substance and timing of same, fully comply with the requirements of applicable law and regulation.

          (c) BUYER shall promptly pay to BANK ONE an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, withdrawal orders, or returned items (net of the applicable Acquisition Consideration paid by BUYER with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to a Deposit Account assumed by BUYER hereunder which are returned uncollected to BANK ONE after the Closing Date. The foregoing shall include an amount equivalent to holds placed upon such deposit account for items cashed by BANK ONE as of the close of business on the Closing Date.

          (d) All tasks and obligations concerning the provision of data processing services to or for the Offices after the Closing, other than those specifically set forth in, and to the extent assumed by BANK ONE pursuant to, Section 7.2(b) herein, if any, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, BUYER.

          (e) BUYER shall, not later than the close of business on the business day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of governmental units included among the Deposit Liabilities for which BANK ONE had provided similar security.

          (f) BUYER shall, as soon as practicable but not more than 10 business days after the Closing Date, prepare and transmit at BUYER's expense to each of the obligors on Office Loans transferred to BUYER pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to BUYER at the address specified by BUYER, with BUYER's name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of BUYER as the person to whom and place at which payments are to be made. BUYER shall submit and file any required reports on IRS Form 1098 with respect to interest collected on Office Loans for the full calendar year in which the Closing Date occurs including interest collected during the period prior to the Closing Date.

          (g) If the balance due on any Office Loan transferred to BUYER pursuant to this Agreement has been reduced by BANK ONE as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to BANK ONE after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by BUYER to BANK ONE.

          (h) BUYER shall use its best efforts to cooperate with BANK ONE in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder.

          (i)  BUYER hereby grants to BANK ONE and its
contractors access to the Offices until 8:00 A.M. local time on the day following the Closing Date or such other later date and time as the parties may agree, at no cost or expense to BANK ONE, for conduct of activities consistent with this Agreement in conjunction with the transactions contemplated hereby.

          (j)  The duties and obligations of Buyer in this
section 7.1 shall survive the Closing.

     7.2 Transitional Actions by BANK ONE. After the Closing, unless another time is otherwise indicated:

          (a) BANK ONE shall use its best efforts to cooperate with BUYER in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by BUYER hereunder. BANK ONE shall provide final statements as of the Closing Date, in conjunction with appropriate Deposit Liabilities, with interest and service charges pro-rated to close of business on the Closing Date. BANK ONE shall submit and file any required reports on IRS Form 1099 with respect to interest paid on Deposit Liabilities through the Closing Date. BANK ONE shall provide to BUYER information regarding interest collected on Office Loans during the calendar year in which the Closing Date occurs, up to and including the Closing Date.

          (b) BANK ONE's sole and exclusive responsibilities concerning the provision of data processing services to or for the Deposit Accounts of the Offices after the Closing Date, if any, shall be as set forth in this Section 7.2(b). As soon as practicable following the date of this Agreement, BANK ONE shall provide BUYER with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts, Office Loans, and safe deposit business (if such data processing support currently is provided with respect to such business) maintained at the Offices (such Deposit Accounts, Office Loans and safe deposit business, if applicable, hereinafter called the "Accounts"). As soon as practicable following the date of this Agreement, BANK ONE shall provide to BUYER file formats relating to the Accounts and up to three (3) sets of test tapes related to the Accounts in generic form which are machine readable on IBM (or IBM compatible) equipment or which shall be on eighteen track 3480 cartridges (non-compressed data) or on nine channel 6250 B.P.I. EBCDIC formatted tape. By not later than 3:00 P.M. local Columbus, Ohio, time on the day immediately following the Closing Date, BANK ONE shall make the foregoing documents and materials available for pick-up by BUYER at Columbus, Ohio. BUYER shall review and analyze such materials including, but not limited to, the file formats and tapes, and shall advise BANK ONE in writing of any defects or concerns relating thereto not later than 10 business days following receipt thereof.

         (c) Prior to the Closing Date, BANK ONE shall cooperate with BUYER, at BUYER's expense and at no expense to BANK ONE, in making Transferred Employees available at reasonable times for whatever program of training BUYER deems advisable; provided, however, that BUYER shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees. BUYER shall make request of BANK ONE for training opportunities prior to the Closing Date, and shall reimburse BANK ONE at the Closing for any and all costs relating to such training including, but not limited to, regular and overtime salary for Transferred Employees involved in training for the period of such training, travel costs, and all expenses incurred by BANK ONE or such Transferred Employees in conjunction with the training. Such requests, which shall specify the time, duration and place of such training, must be approved by BANK ONE.

          (d) BANK ONE shall cooperate with BUYER, at no expense to BANK ONE, to make provision for the installation of teller and platform equipment in the Offices subject to approval by BANK ONE; provided, however, that BUYER shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of BANK ONE or the Offices.

          (e) BANK ONE shall resign as custodian of each IRA account maintained at the Offices and assign the custodianship of such accounts to BUYER upon Closing subject to receipt of applicable customer consents and other provisions of this Agreement including the provisions of section 8.10 hereof.

          (f) BANK ONE shall terminate its ATM/debit card service effective as of close of business on the business day preceding the Closing Date or such other date and time as BANK ONE and BUYER may agree. Such terminations will be preceded by the notice described in Section 7.1(b) herein. BANK ONE shall have no obligation with respect to conversion or change over with respect to direct deposit or payroll and retirement payments service relating to the Deposit Accounts following the Closing and, further, BUYER shall assume all responsibility and liability with respect thereto following the Closing. BANK ONE will continue to redirect and/or pass through relevant ACH transactions on Deposit Accounts for a period of ninety (90) days following the Closing Date.

         (g) As of the opening of business on the first business day after the Closing Date, BANK ONE and BUYER shall provide the appropriate Federal Reserve Bank (the "FRB") with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Office Loans (hereinafter collectively referred to as "Paper Items"). BUYER shall bear all charges and costs imposed by the Federal Reserve in connection with the reassignment of account number ranges for sorting the Paper Items.

In the event the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to BUYER with the result that such Paper Items are presented to BANK ONE, by not later than 3:00 p.m. local time on each business day following the Closing and continuing for ninety (90) days after the Closing, BANK ONE will make available to BUYER for pick up from BANK ONE's offices or the offices of BANK ONE's agent and/or processor at Indianapolis, Indiana, all of the Paper Items which are received by BANK ONE from the FRB and/or any regional or local clearinghouse during the morning of each such business day on an "as-received basis." At the same time BANK ONE shall also make available to BUYER information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming Automated Clearing House items ("ACH items") as well as outstanding Automatic Teller Machine ("ATM") transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by BANK ONE for each of the Deposit Accounts and/or the Office Loans. BUYER shall initiate appropriate Notification of Change requests relating to appropriate routing matters at the sole expense of BUYER within 30 days following the Closing Date. Each business day BANK ONE will endeavor to see that the sum of (a) the actual Paper Items provided to BUYER plus (b) all ACH items and ATM transactions captured by BANK ONE in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by BANK ONE relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the ACH items and ATM transactions affecting the Deposit Accounts and/or the Office Loans.

Except as otherwise expressly provided herein, BANK ONE shall provide the foregoing at no charge to BUYER for a period not to exceed thirty (30) days from the Closing Date except that BUYER shall pay any charges assessed to BANK ONE by the FRB, a national or local clearinghouse and/or BANK ONE's agent and/or processor to the extent such assessments relate to the Deposit Accounts. BUYER shall be responsible for pick up of the data to be provided by BANK ONE and shall compensate BANK ONE for activity subsequent to the referenced 30 day period as follows; $50.00 per day and $.25 per item for days 31 through 60, and $100.00 per day and $.50 per item for days 61 through 90. Any request for extension of the 90 day period shall be submitted in writing by BUYER to BANK ONE not later than 10 business days prior to the expiration of such 90 day period or any extensions thereof and shall be subject to approval by BANK ONE at its sole discretion. Fees for activity subsequent to the 90 day period shall be as determined by BANK ONE. Fees for activity subsequent to the initial 30 day period shall be assessed on a daily basis and included in the daily cash settlement.

Except as otherwise expressly provided herein, BUYER shall be responsible for processing any and all ACH returns, received subsequent to the Closing, directly through the appropriate
Federal Reserve Bank.

BANK ONE and BUYER shall arrange for appropriate daily settlement between the parties in order that the transmission of all monies associated with the matters set forth in this Section 7.2(g) might be effected promptly.

BANK ONE shall not be liable to BUYER for any failure to provide the data required by this Section 7.2(g) to the extent any such failure results from causes beyond BANK ONE's control including war, strike or other labor disputes, acts of God, errors or failures of the FRB, and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein BANK ONE and/or its agent processor has been unable to process inclearings from the FRB or such clearinghouse.

          (h) BANK ONE shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than twenty days prior to the Closing Date, notify all depositors of the Offices and all borrowers of any Office Loan by letter acceptable to BUYER, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of BUYER's pending assumption of the Deposit Liabilities and acquisition of the Office Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain BANK ONE deposit-related services and/or BANK ONE's debit card and automatic teller machine services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be borne by BANK ONE. Anything to the contrary herein notwithstanding, nothing in this Agreement shall be deemed to constitute an assumption by BANK ONE of the duties and obligations of BUYER with respect to the provision of applicable notices, communications, and filings relating to changes in the terms of any Deposit Accounts or Office Loans as set forth in this Agreement.

          (i) For a period of sixty (60) days after the Closing Date, BANK ONE will forward to BUYER, within two (2) business days of receipt, loan payments received by BANK ONE with respect to the Office Loans. BUYER will forward, within two (2) business days of receipt payments received by BUYER with respect to any loans not assigned to BUYER under this Agreement. BUYER and BANK ONE further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan. BUYER shall reimburse BANK ONE within 30 days of notice by BANK ONE to BUYER for any payments tendered by borrowers which were credited to the outstanding balance of any Office Loan prior to the Closing Date and which are subsequently returned or otherwise withdrawn for any reason and BANK ONE shall assign to BUYER any rights of BANK ONE to recovery of such payments as against the relevant borrower.

          (j) BANK ONE shall forward notice to appropriate carriers for single premium prepaid life and A&H/Disability insurance related to the Office Loans (the "Insured Office Loans" herein) of BUYER's acquisition of the Insured Office Loans within thirty (30) days following the Closing Date. Such notice shall identify BUYER as the new obligee of the Insured Office Loans and shall direct the insurance carriers to forward any premium refunds otherwise payable to BANK ONE with respect to the Insured Office Loans following the Closing (the "Premium Refunds" herein) to BUYER. In the event that, following the Closing, any such Insured Office Loans are paid in full prior to maturity and BUYER receives a Premium Refund, BUYER shall credit the account of such Insured Office Loan customer with the appropriate portion of any such Premium Refund. The Premium Settlement Payment by BANK ONE shall constitute the only obligation of BANK ONE to BUYER with respect to matters pertaining to Premium Refunds, and BUYER shall be responsible for any and all payments or credits due or owing the Insured Office Loan customers with respect to payment in full of the Insured Office Loans prior to maturity. The Premium Settlement Payment defined in Section 1.04(d) herein shall be calculated as of the Closing Date and based upon BANK ONE's average commission rate of 35% and average early payoff experience of 30% on loans with such insurance coverage. In the event that an Insured Office Loan is put back to BANK ONE under the terms of Schedule S of this Agreement BUYER shall, at the time of such put back, pay to BANK ONE the amount of the Premium Settlement Payment attributable to such Insured Office Loan.

          (k)  The duties and obligations of the parties in this
section 7.2 shall survive the Closing.

     7.3  Overdrafts and Transitional Action.  Overdrafts on the
Deposit Accounts will be the responsibility and risk of BUYER.

     7.4  ATMs and Debit Cards.

          (a) BANK ONE shall provide to BUYER no later than sixty (60) days prior to the Closing Date, a test tape, along with a file format or file layout and a production tape thirty
(30) days before the Closing Date, containing customer name, card number, withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards issue dates and/or open dates, last transaction dates, and expiration dates as to all ATM and debit cards issued to customers of the BANK ONE Offices, and shall notify the appropriate processor to deactivate the operation of the BANK ONE ATM and debit cards completely or to deactivate or disconnect the Deposit Accounts from such BANK ONE ATM and debit cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the BANK ONE ATM and debit cards shall have settled prior to the Closing Date. All transactions and activity related to the BANK ONE ATM and debit cards following the Closing Date which are received or forwarded to BANK ONE will be accepted and forwarded by BANK ONE to BUYER along with all corresponding funds. BANK ONE thereafter agrees to immediately notify its processor to deactivate such ATM and debit cards and to forward all transactions related thereto directly to BUYER.

          (b) BANK ONE agrees to deactivate the ATMs located at the Offices on or before the business day cutoff on the day prior to the Closing Date. Thereafter, BUYER shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

          (c) BUYER and BANK ONE agree to cooperate with each other to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of BANK ONE and all transactions originated after the Closing Date shall be for the account of BUYER. A post closing adjustment shall be made in the manner set forth in Section 6.4 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

     7.5  Environmental Matters.

          (a) BANK ONE has provided to BUYER, and BUYER hereby acknowledges receipt of, copies of Phase I environmental site assessments (the "Phase I Assessments" herein) for all Owned Real
Estate.

          (b) If such Phase I Assessments reasonably indicated the necessity or desirability of further investigation to determine whether or not an Environmental Hazard exists at such Owned Real Estate, BUYER shall notify BANK ONE in writing, not later than ten (10) days after the signing of this Agreement, of BUYER's desire to have an environmental consultant selected by BANK ONE (the "Environmental Consultant"), to the extent reasonable and appropriate, conduct Phase II environmental site assessments ( the "Phase II Assessments" herein). Any such further investigation or testing shall be conducted in such a manner so as not to interfere with the normal operation of the Office(s) involved. All such Phase II Assessments shall be treated as information subject to Section 8.01 of this Agreement, shall be completed not less than thirty (30) days after the signing of this Agreement, and shall be conducted at no cost or expense to BANK ONE. Further, BUYER shall indemnify and hold harmless BANK ONE and its affiliates and its and their employees, officers, directors, agents, tenants, and landlords from and against any and all liability, loss, cost, and expense, however arising, including attorney fees, as a direct or indirect result of any injuries to persons or property occurring in conjunction with conduct of the Phase II Assessments.

          (c) BANK ONE shall have a period of 10 business days from receipt of such notice to elect, at its sole option, to consent to conduct of the Phase II Assessment or to terminate this Agreement with respect to the relevant Office which is the proposed subject of the Phase II Assessment (the "Removed Office") and any and all assets and liabilities associated therewith. In the event of such termination, if the Removed Office is the only Office which is the subject of this Agreement this Agreement shall be deemed terminated in accordance with
Section 9.1 herein and the Deposit described in Section 10.15 shall be refunded to BUYER. In the event of such termination where the Removed Office is not the only Office which is the subject of this Agreement, this Agreement shall remain in full force and effect except that the Removed Office and any and all assets and liabilities associated therewith shall be deemed not the subject of this Agreement and eliminated therefrom.

          (d) In the event that the Phase II Assessment is conducted and the Environmental Consultant discovers an Environmental Hazard during any such Phase II Assessment at any single parcel of Owned Real Estate, the remediation of which, in the reasonable judgment of the Environmental Consultant, is or would be the responsibility of BANK ONE, or BUYER should it acquire such Owned Real Estate, and will result in projected remediation costs of $100,000 or more for such single parcel of Owned Real Estate, BUYER shall lease from BANK ONE such single parcel of Owned Real Estate pursuant to a Lease Agreement which shall provide as follows:

               (i) Such Lease Agreement shall be for a term of two(2) years from the Closing Date, with no obligation or right to renew (it being the intention of BANK ONE that BUYER locate an alternative branch site during such two years unless remediation occurs pursuant to this Section 7.5), at a rental equal to a fair market rental value;

               (ii) BANK ONE may sell such Owned Real Estate to any person at any time during the term of such Lease Agreement, subject to such Lease Agreement, for a price;

               (iii) During the term of such Lease Agreement, in the event that BANK ONE shall deliver to BUYER a report of a qualified environmental engineer or consultant certifying that the Environmental Hazard, at or on any such parcel of Owned Real Estate which is the subject of the Lease Agreement, has been remediated to the extent reasonably required under applicable Environmental Laws, BUYER shall be required to purchase such parcel of Owned Real Estate at the net book value as of the close of business of the month-end day most recently preceding the Closing Date; and

               (iv)   Other terms and conditions of the Lease
Agreement shall be typical to branch leases in the relevant market of the subject Owned Real Estate and as negotiated between BANK ONE and BUYER.

If the projected remediation cost is less than $100,000 for any single parcel of Owned Real Estate, BUYER shall acquire such parcel and such cost shall be borne by BUYER without indemnity, price adjustment, or set off under this Agreement, and BUYER shall be deemed to have waived any and all claims against BANK ONE and its affiliates and its and their officers, directors, employees, or arising directly or indirectly as a result of the Environmental Hazards.

         (e) BUYER agrees that it and the Environmental Consultant shall conduct any Phase II Assessments or other investigations pursuant to this Section with reasonable care and subject to customary practices among environmental consultants and engineers, including, without limitation, following completion thereof, the restoration of any site to the extent practicable to its condition prior to such site assessment or investigation and the removal of all monitoring wells.

          (f) Any lease of a parcel of Owned Real Estate pursuant to this Section 7.5 shall in no way affect the transfer of any related assets or liabilities, other than such parcel of Owned Real Estate, to the BUYER at the Closing.

          (g) For purposes of this Section 7.5, the term "Environmental Law" shall mean any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, or agreement with any Federal or state governmental authority, (x) relating to the protection, preservation, or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include, without limitation, the Clean Air Act (42 U.S.C. section 7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.); the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.); provided, however, that the definition of "Environmental Law" shall not include any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any governmental authority relating to asbestos or asbestos-containing materials.

         (h) For purposes of this Section 7.5, the term "Environmental Hazard" shall mean the presence of any Hazardous Substance in violation of, and reasonably likely to require material remediation costs under, applicable Environmental Laws; provided, however, that the definition of Environmental Hazard shall not include asbestos and asbestos-containing materials.

         (i) For purposes of this Section 7.5, the term "Hazardous Substance" shall mean any substance, whether liquid, solid, or gas, (a) listed, identified or designated as hazardous or toxic to a level which requires remediation under any Environmental Law; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal of which is regulated under Environmental Law.

     7.6 Effect of Transitional Action. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.

8.   GENERAL COVENANTS AND INDEMNIFICATION.

     8.1 Confidentiality Obligations of BUYER. From and after the date hereof, BUYER and its affiliates and parent company shall treat all information received from BANK ONE concerning the business, assets, operations, and financial condition of BANK ONE and its affiliates and its and their customers (including without limitation the Offices), as confidential, unless and to the extent that BUYER can demonstrate that such information was already known to BUYER and its affiliates, if any, or in the public domain or received from a third person not known by BUYER to be under any obligation to BANK ONE; and BUYER shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BUYER shall, and shall cause its affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of BANK ONE in connection with the transactions contemplated hereby. The covenants of BUYER contained in this Section 8.1 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Offices; provided, however, that neither BUYER nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.1 if BUYER shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BANK ONE that all information provided to BUYER related to this purchase and assumption transaction may be provided to BUYER's affiliates as necessary for the purpose of consummating the transaction which is the subject of this Agreement. The covenants and obligations of BUYER hereunder shall survive the Closing and any earlier termination of this Agreement.

     8.2 Confidentiality Obligations of BANK ONE. From and after the date hereof, BANK ONE, its affiliates and its parent corporation shall treat all information received from BUYER concerning BUYER's business, assets, operations, and financial condition as confidential, unless and to the extent BANK ONE can demonstrate that such information was already known to BANK ONE or its affiliates or in the public domain, and BANK ONE shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BANK ONE shall promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of BUYER in connection with the transactions contemplated hereby. The covenants of BANK ONE contained in this Section 8.2 are of the essence and shall survive any termination of this Agreement; provided, however, that BANK ONE nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.2 if BANK ONE shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BUYER that all information provided to BANK ONE related to this purchase and assumption transaction may be provided to BANK ONE CORPORATION and BANK ONE's affiliates for the purpose of consummating the transaction which is the subject of this Agreement. The covenants and obligations of BANK ONE hereunder shall survive the Closing and any earlier termination of this Agreement.

     8.3 Indemnification by BANK ONE. From and after the Closing Date, BANK ONE shall indemnify, hold harmless, and defend BUYER from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Closing (other than proceedings to prevent or limit the consummation of the Acquisition) relating to operations at the Offices and/or the Deposit Liabilities of the Offices; and BANK ONE shall further indemnify, hold harmless, and defend BUYER from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced on or after the Closing to the extent the same relate to operations at the Offices and/or the Deposit Liabilities prior to the Closing. The obligations of BANK ONE under this Section
8.3 shall be contingent upon BUYER giving BANK ONE written notice
(i) of receipt by BUYER of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.3, including copies thereof, and
(ii) of the assertion of any claim or demand relating to the operation of the Offices and/or the Deposit Liabilities or Office Loans prior to the Closing, including, to the extent known to BUYER, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The rights of BUYER under this section shall not apply to any suits, judgments, demands, set-offs, or other claims arising directly or indirectly in conjunction with the Office Loans or other Assets transferred in accordance with this Agreement except claims for personal injury arising from injuries occurring at the Offices prior to the Closing. All notices required by the preceding sentence shall be given within fifteen days of the receipt by BUYER of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BANK ONE shall have the right to take over BUYER's defense in any such actions, suits, or proceedings through counsel selected by BANK ONE, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The covenants and obligations of BANK ONE hereunder shall survive the Closing and any earlier termination of this Agreement.

     8.4 Indemnification by BUYER. From and after the Closing Date, BUYER shall indemnify, hold harmless and defend BANK ONE from and against all claims, losses, liabilities, demands and obligations, including without limitation reasonable attorneys' fees and operating expenses which BANK ONE may receive, suffer, or incur in connection with (i) any losses incurred by BANK ONE related to BANK ONE's compliance with instructions from BUYER made pursuant to Section 7.4 of this Agreement and not related to any negligence or malfeasance on the part of BANK ONE and (ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed pursuant to this Agreement. The obligations of BUYER under this Section
8.4 shall be contingent upon BANK ONE giving BUYER written notice
(i) of the receipt by BANK ONE of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.4, including copies thereof, and
(ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed by BUYER on or after the Closing, including, to the extent known to BANK ONE, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by BANK ONE of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BUYER shall have the right to take over BANK ONE's defense in any such actions, suits, or proceedings through counsel selected by BUYER, to compromise and/or settle the same and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The covenants and obligations of BUYER hereunder shall survive the Closing and any earlier termination of this Agreement.

     8.5  Solicitation of Customers by BUYER Prior to Closing.
At any time prior to the Closing Date, BUYER will not, and will not permit any of its affiliates, if any, to conduct any marketing, media or customer solicitation campaign which is targeted to induce customers whose Deposit Account liabilities are to be assumed or Office Loans are to be acquired by BUYER pursuant to this Agreement to discontinue their account or business relationships with BANK ONE or its affiliates. Additionally, at any time prior to the Closing, BUYER shall not, with respect to its offices in the same market as the Offices, offer to pay on any transaction accounts or any new or renewal savings accounts or certificates of deposits, rates of interest greater than those offered or then being paid on similar accounts for like term and amount by other offices of BUYER located in the referenced market. Among other matters, it is the intent of this provision to prevent BUYER from paying or offering to pay a rate of interest on any deposit accounts in excess of that rate paid for like accounts at other offices of BUYER within the market of the Offices prior to execution of this Agreement.

     8.6 Solicitation of Customers by BANK ONE After the Closing. From the date of this Agreement and for one (1) year following the Closing Date, BANK ONE will not knowingly directly solicit a) deposit accounts from customers whose Deposit Liabilities and/or Office Loans are assumed or acquired by BUYER pursuant to this Agreement, or b) refinancing of Office Loans from borrowers whose Office Loans are being acquired by BUYER hereunder, except as may occur in connection with (i) advertising or solicitations directed to the public generally, (ii) solicitations outside the designated market area of the Offices and (iii) customers or borrowers with a banking or other relationship with BANK ONE or its affiliates at offices other than the Offices, or who have or maintain more than one place of business. The covenants and obligations of BANK ONE hereunder shall survive the Closing.

     8.7 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, BANK ONE agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the reasonable judgment of BUYER, shall be necessary and appropriate to vest in BUYER the legal and equitable title to the Assets of BANK ONE being conveyed to BUYER hereunder. Further, BUYER, at its sole cost and expense, shall prepare and shall file, or shall cause to be prepared and filed, with any appropriate third parties, any and all documents and notices which are necessary and proper to transfer to BUYER any security interests and other rights of BANK ONE in and to collateral securing the Office Loans not later than the earlier to occur of exclusion of the relevant Office Loan from the "put" provisions set forth in Schedule S hereof or the Option Exercise Date as defined in Schedule S hereof. BANK ONE shall cooperate with BUYER in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement provided, however, that nothing contained herein shall relieve BUYER of its obligations as set forth herein. The covenants and obligations of the parties hereunder shall survive the Closing.

     8.8 Operation of the Offices. Except as otherwise expressly provided in this Agreement, after the Closing Date neither BANK ONE, its subsidiaries, affiliates or parent corporation shall be obligated to provide for any managerial, financial, business, or other services to the Offices, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Offices prior to the close of business on the Closing Date, and BUYER shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Offices after the Closing Date. Upon the Closing, BUYER shall change the legal name of the Offices and, except for any documents or materials in possession of the customers of the Offices (including but not limited to deposit tickets and checks), shall not use and shall cause the Offices to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Offices by any name that includes the words "BANK ONE" or "BANK ONE" or the name of any affiliate of BANK ONE CORPORATION. Preceding the Closing, BANK ONE shall cooperate with any reasonable requests of BUYER directed to obtaining specifications for the procurement of new signs of BUYER's choosing for installation by BUYER of new signs immediately following the close of business on the Closing Date; provided, however, that BUYER's receipt of all sign specifications shall be obtained by BUYER in a manner that does not significantly interfere with the normal business activities and operations of the Offices and shall be at the sole and exclusive expense of BUYER. As indicated in, and as limited by,
Section 1.2(c), BANK ONE will retain its signs located at the Offices. If removed by BUYER in conjunction with its installation of new signs, BUYER shall obtain BANK ONE's approval for such removal and shall insure that said signs are removed without damage to same. It is understood by the parties hereto that, with the exception of the signs, all mounting facilities for the signs shall be considered as Fixed Assets for purposes of this Agreement. The covenants and obligations of the parties hereunder shall survive the Closing.

     8.9 Information After Closing. For a period of seven (7) years following the Closing, upon written request of BANK ONE to BUYER or BUYER to BANK ONE, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Offices which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Offices prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request. The covenants and obligations of the parties hereunder shall survive the Closing.

     8.10 Individual Retirement Accounts. All Individual Retirement Accounts related to the Offices that shall not have become IRAs by the close of business on the 30th day following the Closing shall not be assigned by BANK ONE to BUYER or assumed by BUYER. BANK ONE may thereafter, at its option, elect to retain such Individual Retirement Accounts, advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such Individual Retirement Accounts to the account holders.

     8.11 Covenant Not to Compete. From and after the Closing and for a period of two (2) years following the Closing Date, BANK ONE shall not, and shall not enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located within a three (3) mile radius of any Office for the purpose of operating a full service branch and making loans, accepting deposits or cashing checks; provided, however, that the foregoing prohibition shall not apply to: i) performance by BANK ONE or any current or future affiliate or successor of BANK ONE of any of the foregoing activities utilizing ATMs, CBCTs, ALMs, cash dispensing machines, remote service facilities, terminals, or similar devices, or through continued operation of existing offices, or ii) performance by BANK ONE or any current or future affiliate or successor of BANK ONE of the foregoing activities as a result of a merger or other combination with, or acquisition of or by, BANK ONE, BANK ONE CORPORATION, or an affiliate thereof with any third party following the Closing Date. The covenants and obligations of BANK ONE hereunder shall survive the Closing.

     8.12 Non-solicitation of Employees. BUYER agrees that for a period of twelve (12) months from the date of this Agreement, or for a period of twelve (12) months from such date as this Agreement may be terminated pursuant to Section 9 hereof, neither
BUYER nor any of its subsidiaries or affiliates will;

          (a) directly or indirectly solicit for employment or employ any persons who are employees in the retail group of BANK
ONE CORPORATION, BANK ONE or their subsidiaries or affiliates on the date hereof or;

          (b) directly or indirectly solicit for employment or employ any other persons who are employees of BANK ONE CORPORATION, BANK ONE or their subsidiaries or affiliates on the date hereof and with whom BUYER has had contact or who became known to BUYER solely in conjunction with any phase of the transaction contemplated hereby, whether prior to execution of this Agreement or subsequent thereto. As used solely in this subsection 8.12(b), the term "solicit" shall not be deemed to include general advertisements or general solicitations that are not targeted or directed specifically to individuals who are employees of BANK ONE or its subsidiaries or affiliates. Subject to the prohibitions contained in subsection 8.12(a), nothing in this section 8.12(b) shall prohibit BUYER or BUYER's affiliates or subsidiaries from hiring a person covered by this subsection 8.12(b) who contacts BUYER on their own initiative (and not in response to solicitation by BUYER in violation of this section) or a person covered by this subsection 8.12(b) who is no longer in the employ of BANK ONE CORPORATION, BANK ONE or its subsidiaries or affiliates at the time of such solicitation.
The covenants and obligations of BUYER hereunder shall survive the Closing or any earlier termination of this Agreement.

9.   TERMINATION.

     9.1 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of BANK ONE and BUYER.

     9.2 Termination by BANK ONE. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BANK
ONE:

          (a) in the event of a material breach by BUYER of this Agreement; or

          (b) in the event any of the conditions precedent specified in Section 5.1 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BANK ONE; or

          (c) in the event any regulatory approval for the consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to BANK ONE, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained within a time reasonably satisfactory to BANK ONE; or

          (d) on or after a date which is 180 calendar days following the date of this Agreement, (the "Termination Date") if the Closing has not then occurred unless the failure to consummate by such date is due to a breach of this Agreement by BANK ONE; or

          (e) at the option of BANK ONE in the event that BUYER enters into an agreement or agreements, or intends to enter into an agreement or agreements, providing for the merger, acquisition, or sale of substantially all of the assets of BUYER or its parent company such as would require prior regulatory approval under the Change in Bank Control Act, as amended, or the Bank Holding Company Act of 1956, as amended, or similar law or regulation.

          (f) at the option of BANK ONE in the event that there is a material adverse change in the financial condition or results of operation of BUYER, or pending or threatened litigation or claims with respect to the transactions contemplated by this Agreement which, in the opinion of BANK ONE, may hinder or delay the ability of the parties to consummate the transactions contemplated by this Agreement.

          (g) at the option of BANK ONE in the event that consents to the transactions contemplated by this Agreement from such third parties as BANK ONE may reasonably deem necessary or appropriate are not available prior to the Closing Date without additional cost or expense to BANK ONE, or in the event that releases of BANK ONE by such third parties as BANK ONE may reasonably deem necessary or appropriate are not available prior to the Closing Date without additional cost or expense to BANK ONE.

     9.3 Termination by BUYER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BUYER:

          (a) in the event of a material breach by BANK ONE of this Agreement; or

          (b) in the event any of the conditions precedent specified in Section 5.2 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BUYER; or in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to BUYER, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or

          (c) on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by BUYER.

     9.4 Effect of Termination. The termination of this Agreement pursuant to Sections 9.2 or 9.3 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or
(ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.

10.  MISCELLANEOUS PROVISIONS.

     10.1 Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.

     10.2 Certificates. All statements contained in any certificate ("Certificate") delivered by or on behalf of BANK ONE or BUYER pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

     10.3 Termination of Representations and Warranties. The respective representations and warranties of BANK ONE and BUYER contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:

          (a) those representations and warranties contained in any warranty deeds delivered by BANK ONE to BUYER at the Closing;

          (b) those representations and warranties contained in any bill of sale relating to the Assets delivered by BANK ONE to BUYER at Closing;

          (c) those representations and warranties contained in any instrument of assumption or in any Certificate in the forms of Schedule I and Schedule N, respectively, attached hereto and delivered by BUYER to BANK ONE at the Closing;

          (d) those representations and warranties contained in any Certificate in the form of Schedule K attached hereto, delivered by BANK ONE to BUYER at the Closing; and

          (e) those representations and warranties of BANK ONE contained in Section 3.1(o) of this Agreement.

     10.4 Waivers. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:

         (a) any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;

          (b) compliance with any of the covenants or agreements of the other party contained in this Agreement;

          (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and

          (d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

     10.5 Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

     If to BANK ONE:

       Bank One Wisconsin
       111 East Wisconsin Ave.
       Milwaukee, Wisconsin  53202

     With a copy to:

       BANK ONE CORPORATION
       Attention:  Jeffery E. Smith, Esq.
       100 East Broad Street
       18th Floor
       Columbus, Ohio  43271-0158

     If to BUYER:

       Wisconsin Community Bank
       c/o Heartland Financial USA, Inc.
       1398 Central Ave.
       Dubuque, Iowa  52004
       Attention: Mr. John K. Schmidt

     With a copy to:

       Judith K. Muncy
       Barack Ferrazzano Kirschbaum Perlman & Nagelberg
       333 West Wacker Drive, Suite 2700
       Chicago, Illinois  60606

or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

     10.6 Parties in Interest: Assignment; Amendment. The rights and obligations of each individual banking association which is a party hereto shall be exclusively and individually binding upon, and shall inure exclusively and individually to the benefit of, that banking association and its respective permitted successors and assigns. Representations, warranties, and covenants of BANK ONE contained herein shall be deemed made by the appropriate respective banking association which is the owner of the respective asset or obligor of the respective liability related thereto and shall not be deemed made by or on behalf of any banking association for any other banking association. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned by BUYER by action of law or otherwise, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective permitted successors and assigns.

     10.7 Headings. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.8 Terminology. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such schedule):

          (a) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which either BANK ONE or BUYER is closed in accordance with applicable law or regulation. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

          (b) The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

          (c) The term "Permitted Exceptions" shall mean, with respect to the Owned Real Estate and the Leased Real Estate,
(i) those five standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold title insurance policy, and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitment delivered by BANK ONE to BUYER as indicated in Section 2.1(c) of this Agreement; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances (but in all cases of Owned Real Estate excluding those which secure borrowed money) which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby; and (iv) such other exceptions as are approved by BUYER in writing.

          (d) The term "person" shall mean any individual, corporation partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

         (e) Unless expressly indicated otherwise in a particular context, the terms "herein," "hereunder," "hereto," "hereof," and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any schedule unless such Schedule is specifically referenced) and do not refer to any other document.

          (f) The term "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than 50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.

     10.9 Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event BANK ONE and BUYER agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

     10.10 Press Releases. BANK ONE or BUYER, as the case may be, shall approve, in writing prior to issuance, the form and substance of any press release or other public disclosure relating to any matters relating to this Agreement issued by the other. Nothing contained herein shall restrict or prohibit BUYER or BANK ONE from issuance of press releases or public disclosures which, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with same.

     10.11 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

     10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio and the laws of the United States, as well as regulations issued by relevant agencies thereof.

     10.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.14 Tax Matters. BUYER and BANK ONE agree that they will file applicable tax returns and other related schedules and documents related to their respective interests based on the allocations in this Agreement.

     10.15 Good Faith Deposit. BUYER and BANK ONE acknowledge the deposit by BUYER of the sum of $75,000.00 for each Office which is the subject of this Agreement (in aggregate, the "Deposit" herein). BUYER agrees that BANK ONE may retain the Deposit in the event that BUYER fails to consummate the transactions contemplated herein by the date set forth in Section 9.2(d) herein through no material fault of BANK ONE, in the event that BANK ONE elects to terminate the transactions contemplated by this Agreement pursuant to the provisions of Section 9.2 herein, and/or in the event of a breach by BUYER of any of its duties and obligations hereunder. Any such retention shall not be deemed to constitute liquidated damages or a waiver by BANK ONE of any rights in law or in equity arising out of a breach by BUYER of the terms and conditions of this Agreement. Subject to the foregoing, the Deposit shall be credited to the account of BUYER upon the Closing of the transactions contemplated hereunder in accordance with the terms hereof.

     10.16  Interim Transactions.   BUYER represents and warrants
that it has not and, subsequent to execution of this Agreement and prior to the Closing will not, enter into any contract, agreement, or understanding providing for the sale, transfer, or assignment to any third party of any assets or liabilities which are the subject of this Agreement without the prior written consent of BANK ONE which may be withheld at its sole discretion. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                        Bank One Wisconsin
ATTEST:

/s/ Andrew Jester                       By:/s/ William E. Read
--------------------------                 ---------------------
Vice President & Secretary              Its: President & CEO

                                        Wisconsin Community Bank
ATTEST:

/s/ Clarke W. Kepplinger                By:/s/ Thomas Wilkinson
--------------------------                 ---------------------
                                        Its: President & CEO